Exhibit (a)(3)

FORM OF LETTER OF TRANSMITTAL

VOXWARE, INC.
LETTER OF TRANSMITTAL
RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO EXCHANGE
DATED JANUARY 20, 2010

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME,
ON FEBRUARY 25, 2010, UNLESS THE OFFER IS EXTENDED.

Name:	Address:

Important: Read the remainder of this Letter of Transmittal before completing and signing this page.

The chart below provides information regarding the grant date for each Eligible Option, the exercise price per share currently in effect for that Eligible Option, the total number of shares currently outstanding under that Eligible Option, the number of shares for which that Eligible Option is vested as of the commencement date of the Offer, the number of shares for which that Eligible Option is unvested as of the commencement date of the Offer and the number of shares for which the Replacement Option may be exercised, assuming such Eligible Option is exchanged.

Indicate your decision to tender your Eligible Option(s) identified below by checking the “Exchange This Eligible Option” box. If you do not want to tender one or more of your Eligible Options for exchange, check the “Do Not Exchange This Eligible Option” box for each option you choose not to tender. If you do not clearly mark the “Exchange This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Do Not Exchange This Eligible Option.” In that event, such Eligible Option will not be exchanged, and you will not receive a Replacement Option with respect to that Eligible Option.

		Total	Number of	Number of
		Number of	Shares for	Shares for	Number of
	Current	Shares	Which	Which	Shares		Do Not
	Exercise	Subject to	Eligible	Eligible	Underlying	Exchange	Exchange
	Price Per	Eligible	Option is	Option is	Replacement	This Eligible	This Eligible
Grant Date	Share	Option	Vested	Unvested	Option	Option	Option
__/__/__	$______	______	______	______(1)		☐	☐
__/__/__	$______	______	______	______(2)		☐	☐
__/__/__	$______	______	______	______(3)		☐	☐

(1)	[vesting schedule]
(2)	[vesting schedule]
(3)	[vesting schedule]

Signature:

Date:

IMPORTANT: YOU MUST ALSO SIGN ON PAGE 3.

To: Voxware, Inc.:

By checking the “Exchange This Eligible Option” box in the table on the cover page of this Letter of Transmittal, I understand and agree to all of the following:

     1. I hereby tender my Eligible Option(s) identified on the cover page of this Letter of Transmittal to Voxware, Inc., a Delaware corporation (“Voxware”), for exchange in accordance with the terms of the offer (the “Offer”) set forth in (1) the Offer to Exchange Certain Outstanding Options with an Exercise Price per Share of $2.25 or Higher for New Options, dated January 20, 2010 (“Offer to Exchange”), of which I hereby acknowledge receipt, and (2) this Letter of Transmittal. Each tendered Eligible Option will be canceled on February 25, 2010 and replaced with a new option on February 26, 2010, or, if the Offer is extended, the first business day following the extended expiration date. The date on which the new options are granted will constitute the “Replacement Grant Date.” All other capitalized terms used in this Letter of Transmittal but not defined herein have the meaning assigned to them in the Offer to Exchange.

     2. The Offer is currently set to expire at 11:59 p.m. Eastern Time on February 25, 2010 (the “Expiration Date”), unless Voxware, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

Each of my tendered Eligible Options will be canceled on the Expiration Date, and in exchange for each such canceled Eligible Option, a Replacement Option will be granted on the Replacement Grant Date. Each Replacement Option will be granted under the 2003 Plan, have an exercise price per share equal to the fair market value of the underlying shares on the Replacement Grant Date, have a seven-year term and be a nonqualified option. The number of shares underlying a Replacement Option will be determined by dividing the number of shares of common stock underlying my canceled Eligible Option by 1.15 and rounding down to the next whole share.

Each Replacement Option will vest in accordance with the vesting schedule currently in place for the Eligible Option it replaces. Consequently, Replacement Options granted in exchange for Eligible Options that are fully vested and exercisable on the expiration date of the Offer will be fully vested and exercisable for all of the underlying shares on the Replacement Grant Date, and Replacement Options granted in exchange for Eligible Options that are not fully vested and exercisable on the expiration date of the Offer will vest in accordance with the Eligible Option’s original vesting schedule.

A stock option agreement for each Replacement Option I receive will be delivered to me as soon as administratively practicable following the Expiration Date.

     3. If I cease to be employed by, or in the service of, Voxware or its subsidiaries after I tender my Eligible Option(s) but before Voxware accepts such option(s) for exchange, my Eligible Options will not be exchanged, and I will not receive any Replacement Options. My Eligible Options will be returned to me and I will have the limited period of time specified in the applicable stock option agreement during which to exercise those stock options following my termination of employment or service.

     4. Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s). However, after that date, I will have no withdrawal rights, unless Voxware does not accept my tendered Eligible Option(s) before March 18, 2010, the 40th business day after commencement of the Offer. I may then withdraw my tendered Eligible Option(s) at any time prior to Voxware’s acceptance of such options for exchange pursuant to the Offer.

     5. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer to Exchange and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Voxware of my tendered Eligible Option(s) for exchange pursuant to the Offer will constitute a binding agreement between Voxware and me upon the terms and subject to the conditions of the Offer.

     6. I am the registered holder of the Eligible Option(s) tendered hereby, and my name and address appearing on the cover page of this Letter of Transmittal are true and correct.

     7. I am not required to tender my Eligible Option(s) pursuant to the Offer.

     8. Voxware cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

     9. Under certain circumstances set forth in the Offer to Exchange, Voxware may terminate or amend the Offer and postpone its acceptance of the tendered Eligible Options for exchange. Should the Eligible Option(s) tendered herewith not be accepted for exchange, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

I understand that neither Voxware nor the Voxware Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for exchange, and that I must make my own decision whether to tender my Eligible Option(s) after taking into account my own personal circumstances and preferences. I understand that the Replacement Options granted in exchange for my tendered Eligible Option(s) may decline in value and may be “out of the money” (have a market value below the exercise price of the option) when I decide to exercise such option(s). I further understand that past and current market prices of Voxware common stock may provide little or no basis for predicting what the market price of Voxware common stock will be when Voxware cancels my tendered Eligible Option(s) or at any other time in the future.

SIGNATURE OF OPTIONEE

Signature of Optionee (or Authorized Signatory)

Optionee’s Name (please print in full)

Date: ________________ __, 20__

Address (if different than on cover page):

Office Telephone: (___) __________________
Email address:

Please read the instructions on pages 4 and 5 of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block on page 3 and return the entire Letter of Transmittal (including the instructions) to Voxware, Inc., 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619, Attn: Monika Laszkowski by facsimile ((609) 514-4103), overnight courier, or email (mlaszkowski@voxware.com).

DELIVERY OF THIS LETTER OF TRANSMITTAL TO A PHYSICAL OR EMAIL ADDRESS
OTHER THAN THE ADDRESSES ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and duly executed original of the entire Letter of Transmittal (including the instructions), or a facsimile or email thereof, must be received by Voxware, at the physical address, email address or facsimile number set forth on the signature page of the Letter of Transmittal, by 11:59 p.m. Eastern Time on the Expiration Date.

The method by which you deliver the Letter of Transmittal is at your election and risk, and the delivery will be deemed made only when actually received by Voxware. If you elect to deliver your Letter of Transmittal by facsimile, Voxware recommends that you retain the fax transmittal receipt. You should in all events allow sufficient time to ensure timely delivery.

Tenders of Eligible Options made pursuant to the Offer may be withdrawn up to 11:59 p.m. Eastern Time on the Expiration Date. If the Offer is extended by Voxware beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Voxware does not accept your tendered options by 11:59 p.m. Eastern Time on March 18, 2010, you may withdraw your tendered Eligible Options at any time thereafter until such options are accepted for exchange. To validly withdraw your tendered Eligible Options, you must deliver a written notice of withdrawal, or email or facsimile thereof, with the required information to Voxware while you still have the right to withdraw your tendered Eligible Options. Withdrawals may not be rescinded, and any Eligible Options withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer, unless the withdrawn options are properly re-tendered prior to the Expiration Date by following the tendering procedures described above.

Voxware will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options shall, by execution of this Letter of Transmittal (or email or facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders. If you intend to tender your Eligible Options pursuant to the Offer, you must complete the table on the cover page of the Letter of Transmittal and follow the procedures described in Instruction 1. If you decide to tender one or more Eligible Options, you must tender the entire portion of each such option that is subject to the Offer.

3. Signatures on This Letter of Transmittal. The optionee must sign the Letter of Transmittal.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer document or the Letter of Transmittal, may be directed to William Levering at (609) 570-6850 or via email to wlevering@voxware.com. Copies will be furnished promptly at Voxware’s expense.

5. Irregularities. Voxware will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. Voxware will also decide, in its discretion, all questions as to the number of shares subject to Eligible Options or to be subject to Replacement Options granted in exchange therefor. The determination of such matters by Voxware will be final and binding on all parties. Voxware reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. Voxware also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and if Voxware waives a condition of the Offer as to one optionee, Voxware will waive that condition for all Eligible Optionees. Voxware’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by Voxware. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Voxware shall determine. Neither Voxware nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the cover page of the Letter of Transmittal includes options that are not eligible for the Offer, Voxware will not accept those options for exchange, but Voxware does intend to accept for exchange any properly tendered Eligible Option set forth in that table.

6. Important Tax Information. You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal tax information concerning the Offer. You are strongly encouraged to consult with your own tax advisors as to the tax consequences of your participation in the Offer.

7. Copies. You should make a copy of the Letter of Transmittal, after you have completed and signed it, for your records.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR AN EMAIL OR FACSIMILE COPY) MUST BE RECEIVED BY VOXWARE BY 11:59 P.M. EASTERN TIME ON THE EXPIRATION DATE.